Exhibit 99.1

Amerigon Announces Expiration of Hart-Scott-Rodino Waiting Period for Its Acquisition of W.E.T. Automotive Systems

NORTHVILLE, Mich., and ODELZHAUSEN, Germany, May 3, 2011 /PRNewswire via COMTEX/ —

Amerigon Incorporated (NASDAQ-GS: ARGN) (“Amerigon”) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), relating to Amerigon’s previously announced acquisition of a majority of the voting shares of W.E.T. Automotive Systems AG, a German company (“W.E.T.”), has expired without further action by the Federal Trade Commission, thereby satisfying a condition of closing of the transaction. Amerigon and W.E.T. have also received regulatory approval from the Ukraine, which was also a condition to closing the transaction.

Amerigon has launched a tender offer for all of the voting shares of W.E.T. Pursuant to the previously announced agreement between Amerigon and the holders of 75.6 percent of W.E.T.’s voting shares, those shares will be sold to Amerigon under the tender offer. The initial acceptance period under the tender offer expires on May 9, 2011. An additional acceptance period will follow and closing is presently expected to occur at the beginning of June 2011.

About Amerigon

Amerigon (NASDAQ-GS: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat® (CCS®) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Southeast Michigan, Japan, Germany, England and Korea. For more information, visit the Company’s website at www.amerigon.com.

About W.E.T.

W.E.T. is a global leader in the automotive industry, with a particular focus on thermal seat comfort. Established in 1968 and headquartered in Odelzhausen, near Munich, Germany, the company operates facilities in Europe, North America and Asia. For more information, please visit W.E.T.’s website at www.wet-group.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-Q for the period ended March 31, 2011 and its Form 10-K for the year ended December 31, 2010.

Contact: Allen & Caron Inc

Jill Bertotti (investors)

jill@allencaron.com

Len Hall (media)

len@allencaron.com

(949) 474-4300

SOURCE Amerigon Incorporated